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                                                                Exhibit 10.10(b)


                            FIRST ESSEX BANCORP, INC.
                                 71 MAIN STREET
                              POST OFFICE BOX 2010
                          ANDOVER, MASSACHUSETTS 01810

                                December 16, 1999

Mr. William F. Burke
11 Myrtle Street
Woburn, Massachusetts  01801

                  RE: EXECUTIVE SPECIAL TERMINATION AGREEMENT
                  -------------------------------------------
Dear Bill,

         We are writing to confirm the changes we have agreed to make to that certain Special Termination Agreement (the "Agreement") between you and First Essex Bancorp, Inc. (the "Holding Company"), dated as of January 1, 1994 and restated as of October 9, 1997. We propose to confirm our mutual understanding of the following Amendments to the Agreement:

         1. Section 5.2 of the Agreement is hereby amended to read as follows:

                   "5.2 An aggregate amount equal to three (3) times the sum of the Executive's (a) then current base salary and (b) highest annual bonus paid during the three fiscal years preceding termination of employment."

         2. Section 6. of the Agreement is hereby amended to read as follows:

                  "6. In the event a Terminating Event occurs within two (2) years after a Change in Control, the Holding Company shall continue to pay to the Executive the disability and medical benefits existing on the date of the Terminating Event at the level in effect on, and at the same out-of-pocket cost to the Executive as of, the date of such Terminating Event, for a period of three (3) years. Such medical benefits shall be deemed to have been provided under the provisions of COBRA. Additionally, the Holding Company shall provide an amount equal to the excess of (a) the actuarial value of the benefits which the Executive would have accrued under the Employers' qualified pension plan and non-qualified supplemental retirement plan if the Executive's Employment had continued for a period of three (3) years following his date of termination, over (b) the actuarial equivalent of the Executive's actual benefit under the pension plan and the non-qualified supplemental retirement plan."


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         In all other respects the Agreement shall remain in full force and effect.

         Please counter sign below to confirm your agreement with the foregoing amendments to the Agreement. Upon our receipt of such countersignature, this letter agreement shall become a binding agreement between us, under seal, to be governed by in all respects the laws of The Commonwealth of Massachusetts without giving effect to the principles of conflicts of law of such state.

                                          Very truly yours,

                                          First Essex Bancorp, Inc.

                                          By:  /s/ LEONARD A. WILSON
                                             ----------------------------
                                          Name: Leonard A. Wilson
                                          Title: Chairman & CEO

Agreed and Accepted:

  /s/ WILLIAM F. BURKE
-------------------------
William F. Burke